Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Heritage Commerce Corp on Form S-4 of our report dated March 15, 2007 with respect to the consolidated financial statements of Heritage Commerce Corp, and on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the prospectus.

/s/ CROWE CHIZEK AND COMPANY LLP
Oak Brook, Illinois
April 9, 2007